As filed with the Securities and Exchange Commission on January 27, 2016

Registration No. 333-186111

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 14 TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

REALTY FINANCE TRUST, INC.

(Exact name of registrant as specified in its charter)

405 Park Avenue, 14th Floor
New York, New York 10022
(212) 415-6500

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Peter M. Budko
Realty Finance Trust, Inc.
405 Park Avenue, 14th Floor
New York, New York 10022
(212) 415-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael E. McTiernan	James A. Tanaka
Hogan Lovells US LLP	American Realty Capital
Columbia Square	405 Park Avenue, 14th Floor
555 Thirteenth Street, NW	New York, New York 10022
Washington, D.C. 20004	(212) 415-6500
(202) 637-5600

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof other than those securities registered under the registrant’s dividend reinvestment plan (including securities reallocated from the primary offering to the dividend reinvestment plan).

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☒

This Post-Effective Amendment No. 14 to the Registration Statement on Form S-11 (Registration No. 333-186111) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Realty Finance Trust, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-186111) declared effective February 12, 2013 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 14 to the Registration Statement to deregister 4,069 unsold primary offering shares of its common stock. Pursuant to this Registration Statement, the Company registered 80,000,000 shares of common stock for its primary offering and 16,842,105 shares of common stock for its dividend reinvestment plan offering, though the Company reserved the right to reallocate shares between the primary offering and the dividend reinvestment plan offering. The Company has ceased offering shares of common stock in its primary offering. Immediately prior to the termination of the primary offering, the Company reallocated 49,700,000 unsold shares remaining from the primary offering to the dividend reinvestment plan offering. As a result, the Company will offer a maximum of 66,542,105 total shares pursuant to its dividend reinvestment plan. As of January 25, 2016, the Company had sold 1,154,316 shares under its dividend reinvestment plan and there are 65,387,789 shares remaining to be sold under the plan.

By filing this Post-Effective Amendment No. 14 to the Registration Statement, the Company hereby terminates the primary offering of shares on this Registration Statement. The Company continues to offer the dividend reinvestment plan shares registered on this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 14 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of January, 2016.

REALTY FINANCE TRUST, INC.

/s/ Peter M. Budko
Peter M. Budko
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 14 to the registrant’s Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE

/s/ Peter M. Budko	Chief Executive Officer and Chairman of the	January 27, 2016
Peter M. Budko	Board of Directors (Principal Executive Officer)

/s/ Nicholas Radesca	Chief Financial Officer, Treasurer and Secretary	January 27, 2016
Nicholas Radesca	(Principal Financial Officer and Principal Accounting Officer)

*	Lead Independent Director	January 27, 2016
Dr. Robert J. Froehlich

*	Independent Director	January 27, 2016
Elizabeth K. Tuppeny

* /s/ Peter M. Budko
Peter M. Budko
Attorney-in-Fact